Exhibit 99.2

CIM Commercial Trust Corporation NASDAQ & TASE: CMCT November 2018 www.cimgroup.com ©2018 CIM Group CMCT CIM Commercial Trust Corporation

Important Disclosures

Free Writing Prospectus | CIM Commercial Trust Corporation Investor Presentation Q3 2018

Filed Pursuant to Rule 433 | Dated November 13, 2018 | Registration Statement Nos. 333-203639; 333-210880 and 333-227707

CIM Commercial Trust Corporation (the “Company”) has filed registration statements (including prospectuses and prospectus supplements) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectuses and the prospectus supplements in those registration statements and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting the Company’s website at http://shareholders.cimcommercial.com/.  Alternatively, you may request to receive a prospectus by calling toll-free at 1-866-341-2653.

You may also access the applicable prospectus for free on the SEC website at www.sec.gov as follows:

•      Post Effective Amendment No. 3 to Form S-11 on Form S-3, dated January 9, 2018, relating to Registration Statement No. 333-203639

•      Prospectus, dated April 13, 2018, relating to Registration Statement No. 333-210880,  Supplement No. 1 dated May 14, 2018, Supplement No. 2 dated August 9, 2018 and Supplement No. 3 dated October 9, 2018

•      Registration Statement on Form S-4, dated October 5, 2018, relating to Registration Statement No. 333-227707

Tender Offer.  The proposed exchange offer (the “Proposed Exchange Offer”)  involving CMCT’s Series L Preferred Stock described in these materials has not yet commenced. This communication is for informational purposes only and shall not constitute an offer to buy or the solicitation of an offer to sell any securities of the Company, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Prior to any commencement of the Proposed Exchange Offer, the Company will file with the SEC a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE PROPOSED EXCHANGE OFFER, STOCKHOLDERS ARE URGED TO CAREFULLY READ THOSE MATERIALS, WHEN AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED EXCHANGE OFFER. Copies of materials relating to the Proposed Exchange Offer that the Company files with the SEC may be accessed free of charge through the SEC’s website at www.sec.gov or our website at http://shareholders.cimcommercial.com/sec-filings.

www.cimgroup.com | ©2018 CIM Group | CMCT CIM Commercial Trust Corporation

1A

Important Disclosures

Forward-looking Statements

The information set forth herein contains “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts or discuss the business and affairs of CIM Commercial on a prospective basis. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “target,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” “potential”, “forecast”, “seek”, “plan”, or “should” or the negative or other words or expressions of similar meaning, may identify forward-looking statements.

CIM Commercial bases these forward-looking statements on particular assumptions that it has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. These forward-looking statements are necessarily estimates reflecting the judgment of CIM Commercial and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors, including, but not limited to, those associated with (i) the approval of the Potential Sale by the Board of Directors and, if required, the stockholders of CIM Commercial, (ii) CIM Commercial’s ability to consummate the Potential Recapitalization, including the Potential Sale and the Potential Return of Capital Event, (iii) the extent to which directors and officers reinvest proceeds from the Potential Sale into newly issued shares of the Company’s common stock, (iv) the terms and timing of the Potential Sale, including the price at which assets are sold, (v) the development and redevelopment of properties of CIM Commercial and (vi) changes in market rental rates. For a further list and description of the risks and uncertainties inherent in the forward looking statements, see CIM Commercial’s filings with the Securities and Exchange Commission, including CIM Commercial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, the Registration Statement on Form S-11 (Reg. No. 333-210880) relating to the Series A preferred stock, the Registration Statement on Form S-3 (Reg. No. 333-203639) relating to the sale of common stock by a selling shareholder and the Registration Statement on Form S-4 (Reg. No. 333-227707) relating to the potential exchange offer for shares of our Series L preferred stock.

As you read and consider the information herein, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date hereof. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained herein will in fact transpire. New factors emerge from time to time, and it is not possible for CIM Commercial to predict all of them. Nor can CIM Commercial assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward-looking statement. CIM Commercial undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

www.cimgroup.com | ©2018 CIM Group | CMCT CIM Commercial Trust Corporation

1B

CMCT Thesis Resources & Expertise of CIM Group – Premier Institutional Owner Operator Large-scale platform with vertically-integrated team Proprietary “Qualified Community” methodology Disciplined, relative-value owner operator with sightlines across all major U.S. urban markets Primarily Class A and Creative Office Assets in Gateway Markets Located in high barrier-to-entry sub-markets where CIM Group anticipates outsized rent growth and/or capital appreciation San Francisco Bay Area, Los Angeles, Sacramento, Washington DC, and Austin Strong Growth Prospects Same-store growth opportunity through increasing below-market leases to market rates Value-add / development opportunities Accretive acquisitions Focused on growing NAV and cash flows per share of common stock while targeting a prudent capital structure consisting of ~45% common equity based on fair value Since the beginning of 2014, have provided $8.73 per share in regular dividends, special dividends, and a tender offer made available to all shareholders1 Exploring a potential recapitalization plan with the purpose of, among other things, unlocking embedded value, enhancing growth prospects and improving trading liquidity of common shares Maximizing Returns for Shareholders CMCT is the product of a merger (the “Merger”) between a subsidiary of CIM Urban REIT, LLC (“CIM REIT”), a fund operated by CIM, and PMC Commercial Trust, a publicly traded real estate investment trust, consummated in Q1 2014. Represents dividends declared on our common stock from January 1, 2014 through September 30, 2018. Excludes a special dividend paid to PMC Commercial Trust’s shareholders in connection with the Merger, but includes 2014 dividends received by CIM REIT shareholders prior to the Merger and dividends on convertible preferred stock received by Urban Partners II, LLC, an affiliate of CIM REIT and CIM Group, L.P., on an as converted basis, in the Merger. The per share equivalent in proceeds from the tender offer is $2.15, calculated by dividing $210,000,000, the amount used by CMCT to purchase shares of common stock of CMCT in the tender offer, by 97,676,197, the number of shares of common stock outstanding immediately prior to such tender offer. The amounts of regular and special cash dividends per share are based on the number of shares outstanding as of the applicable record dates. Past performance is not indicative of future results. 2

Performance Since Launch of CMCT 3 Return based on cumulative regular and special dividends since March 31, 2014, divided by initial net asset value (“NAV”), from March 31, 2014 to September 30, 2018. Please see “Net Asset Value” under “Important Disclosures” with respect to the methodology of the calculation of NAV of CMCT. Returns based on change in NAV per share from March 31, 2014 to September 30, 2018. “U.S. Office REITs” reflects the weighted average historical stock price and NAV performance of the companies included in the SNL US REIT Office Index as of September 30, 2018 based, for all periods indicated, on the weights attributed to each such company by such index as of September 30, 2018. The SNL US REIT Office Index is an index of certain publicly traded office REITs in the United States. The characteristics of the portfolios of assets of such companies included in “U.S. Office REITs” may differ significantly from the characteristics of CMCT’s portfolio of assets. “U.S. Office REITs” may therefore not be an appropriate benchmark for the performance of CMCT. Past performance is not a guarantee of future results. The data used in this chart is derived from SNL and filings with the U.S. Securities and Exchange Commission. 4 4 (20%) (10%) 0% 10% 20% 30% 40% Cumulative Return from Change in NAV per Share 2,3 CMCT US Office REITs (20%) (10%) 0% 10% 20% 30% 40% Cumulative Return from Dividends 1,2 CMCT US Office REITs

Performance Since Launch of CMCT 4 Total return includes changes in stock price or net asset value (“NAV”) per share, as applicable, and includes all dividends declared and paid with respect to the Company’s common stock from March 31, 2014 to September 30, 2018. Please see “Net Asset Value” under “Important Disclosures” with respect to the methodology of the calculation of NAV of CMCT. “U.S. Office REITs” reflects the weighted average historical stock price and NAV performance of the companies included in the SNL US REIT Office Index as of September 30, 2018 based, for all periods indicated, on the weights attributed to each such company by such index as of September 30, 2018. The SNL US REIT Office Index is an index of certain publicly traded office REITs in the United States. The characteristics of the portfolios of assets of such companies included in “U.S. Office REITs” may differ significantly from the characteristics of CMCT’s portfolio of assets. “U.S. Office REITs” may therefore not be an appropriate benchmark for the performance of CMCT. Past performance is not a guarantee of future results. The data used in this chart is derived from SNL and filings with the U.S. Securities and Exchange Commission. Stock Price + Dividends 3 3 NAV per Share + Dividends (50%) (40%) (30%) (20%) (10%) 0% 10% 20% 30% 40% 50% Total Returns Based on Stock Price 1 CMCT US Office REITs (50%) (40%) (30%) (20%) (10%) 0% 10% 20% 30% 40% 50% Total Returns Based on NAV 1,2 CMCT US Office REITs

CIM Group Overview

CIM Summary Established Established in 1994 as an integrated owner and operator of real assets Strategies Community-focused urban real assets (real estate and infrastructure) in communities qualified by CIM and national credit (net-lease and debt) platforms Vertically-Integrated Multi-disciplinary expertise and in-house research, acquisition, credit analysis, development, finance, leasing and asset management capabilities Organization 925+ employees (15 principals including all of its founders, 535+ professionals)1 Office Locations Headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; and Phoenix, Arizona Partners & Co-Investors Diversified institutional relationships with approximately half committing to multiple CIM products, along with an expansive retail base with approximately 90,000 individual shareholders1 As of September 2018. As of June 30, 2018. See “Important Disclosures”, in particular, the section “Assets Owned and Operated” for additional details. 6 Assets Owned and Operated $29.1 billion2 CIM is a community-focused real estate and infrastructure owner, operator and lender. By utilizing our in-house expertise, we create value in our assets, which benefit our investors, and ultimately benefit the community.

CIM Strategies 7 Urban Real Assets Infrastructure & Real Estate Stabilized Equity Opportunistic Equity Debt Value-add Equity CIM Commercial Trust Publicly Listed REIT NASDAQ: CMCT TASE: CMCT Predecessor formed in 2005 Net-lease Debt National Credit Real Estate Community Focused Strategies Following the potential recapitalization, CMCT would remain principally focused on Class A and creative office assets but may also participate more actively in additional urban real estate product types and strategies of CIM Group in order to broaden CMCT’s participation in CIM Group’s platform and capabilities for the benefit of all classes of stockholders

Diverse Team of In-House Professionals Commitment to Community Disciplined Approach CIM Competitive Advantages 8 Led by 15 principals (including the three original founders) with average CIM tenure of 15 years Vertically-integrated, real asset owner and operator with expertise across in-house research, acquisition, credit analysis, development, finance, leasing and asset management, working across multiple markets, asset classes and strategies Investments team responsible for entire life cycle of each asset; compensation is directly aligned with that of CIM’s partners and co-investors Sector-agnostic focus on specific urban submarkets (“Qualified Communities”) exhibiting: Market values that are below long-term intrinsic values; or Underserved or transitional areas with dedicated resources that CIM believes will lead to outsized rent growth and/or capital appreciation Extensive capital deployment in Qualified Communities has yielded long-term relationships and a proprietary origination channel Bring goods, services, employment and support needed for communities to be successful Regardless of the market cycle, CIM employed a strict discipline in qualifying communities, as well as underwriting projects and potential acquisitions CIM employs detailed underwriting, conservative leverage and proprietary research 1 2 3

CIM Qualified Communities

CMCT

CIM qualifies communities for acquisition (114 qualified to date, 68 with deployed capital). CIM Qualified Communities exhibit strong growth trends, which CIM believes will lead to outsized rental growth and/or capital appreciation.

- Since initial acquisition in a CIM Qualified Community, rents have outperformed average national downtowns by over 55% and average national suburbs by over 185%[1]

Rent Growth in CIM Qualified Communities vs. National Downtowns vs. National Suburbs


150%
110%
70%
30%
-10%
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
CIM Qualified Communities
Average National Downtowns
Average National Suburbs

1. Based on growth of Class A office rents, sourced from CBRE Outlook Dashboard, accessed September 2018.

www.cimgroup.com | ©2018 CIM Group | CMCT CIM Commercial Trust Corporation

9

CMCT Overview

Maximizing Returns for Shareholders

CMCT

CMCT is Actively Exploring a Potential Recapitalization to Unlock Embedded Value and Enhance Growth Prospects & Trading Liquidity

Unlock Embedded Value Through Targeted Asset Sales

- Monetize stabilized assets in Oakland, San Francisco and Washington DC to unlock embedded value that has been created since 2006 (10 assets totaling 2.7 million square feet)
- Use net proceeds from asset sales (after repaying all senior corporate debt) and cash on hand for return of capital to common stockholders for consideration approximating adjusted NAV (~$23 per share as of June 30, 2018)[1]
- Certain officers and directors of CMCT have expressed a willingness to reinvest their aggregate pro rata share of all net proceeds from the return of capital event estimated to be ~$11 million into shares of our Common Stock. Such reinvestment may take the form of open market purchases or purchases of newly issued shares of our Common Stock.
- CMCT officers and directors would own ~6% of CMCT following the potential recapitalization and potential reinvestment[2]

Enhance Growth Prospects

- Following the potential recapitalization, CMCT would have total net assets at fair value of ~$607 million[3,4] with operating properties in Los Angeles, San Francisco, Sacramento and Austin; aggregate in-place rents on remaining office properties well below market; approximately $592 million in real estate assets at fair value[3] and ~$16 million invested in real estate loans at fair value[3,5]
- CMCT would maintain attractive development opportunities in Oakland, Austin, Washington DC, and Sacramento
- CMCT would target same-store NOI CAGR of 4% - 6% through 2023[6]

1. After friction costs. See "Estimated Net Asset Value & NOI Forecast Reconciliation" on page 23 and "Net Asset Value" under "Important Disclosures" starting on page 25, with respect to the methodology of the calculation of NAV of CMCT.
2. Estimate based on assumption all holders of Common Stock receive a return of capital pro rata. See "Important Disclosures" starting on page 25, and, in particular, "CMCT Pro Forma Capital Structure and CMCT Pro Forma Portfolio."
3. See "Important Disclosures" starting on page 25, and, in particular, "Net Asset Value" and "CMCT Pro Forma Capital Structure and CMCT Pro Forma Portfolio."
4. Represents total assets net of other liabilities, SBA 7(a) loan-backed notes, and secured borrowings.
5. Represents loans receivable net of secured borrowings and SBA 7(a) loan-backed notes.
6. Based on cash and segment NOI. Excludes potential from existing development opportunities.

www.cimgroup.com | ©2018 CIM Group | CMCT CIM Commercial Trust Corporation

11

Maximizing Returns for Shareholders

CMCT

Improve Trading Liquidity

- CIM Group has expressed an intent to dissolve CIM REIT[1] (which holds ~95% of CMCT's outstanding Common Stock[2]) as part of the potential recapitalization of CMCT and distribute any shares of CMCT Common Stock then held by it to CIM REIT's 27 institutional partners
- CMCT's public float would increase to ~94% (from ~4%[2]), which is expected to improve trading volume over time and make our Common Stock eligible for inclusion in several indices
- CMCT estimates that it will be added to certain stock indices and, if so added, ~25%-30% of its outstanding Common Stock should be held by passive funds tracking such indices within 12 months following the completion of the potential recapitalization[3]
- Increased public float and trading liquidity would benefit all preferred and common stockholders and improve CMCT's access to capital

Prudent and Flexible Capital Structure[(5)]

- Continue to target capital structure consisting of 45% common equity[4]
- Anticipate no senior debt in place immediately following the potential recapitalization; plan to maintain long-term debt at minimal levels (other than with respect to debt incurred for working capital purposes or acquisitions of properties or investments that the Company intends to refinance with proceeds from the issuances of Preferred Stock or Common Stock)
- Re-evaluate Common Stock dividend policy after potential recapitalization

1. CMCT was the product of a merger (the "Merger") between a newly formed subsidiary of CIM Urban REIT, LLC ("CIM REIT"), a fund operated by CIM, and PMC Commercial Trust, a publicly traded real estate investment trust, consummated in Q1 2014.
2. As of September 30, 2018.
3. Assumes CMCT Common Stock is added to the CRSP US Equity Index, Russell 2000, MSCI US Real Estate and S&P SmallCap 600 following the potential recapitalization, which, together with other reasons, is expected to make CMCT Common Stock eligible for inclusion on such indices by increasing is public float. There is no guarantee that the potential recapitalization, the inclusion of CMCT Common Stock in such indices or increased public float will occur.
4. Based on fair value. See "Important Disclosures" starting on page 25 and, in particular, "Net Asset Value," with respect to the methodology of the calculation of fair value.
5. The Company believes that there will be more clarity to the makeup of the Company's portfolio, the aggregate sale price in any asset sales and the trading price of the Company's common stock relative to its NAV following the potential recapitalization (if it were to occur). The Company has met and consulted with certain holders of the Preferred Stock as it considers such engagement to be important and expects to continue to provide updates at significant milestones during the potential recapitalization process. Following the potential recapitalization (if it were to occur), the Company intends to finalize any alternatives for its preferred stockholders with terms that the Company believes holders will then find satisfactory.

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12

Maximizing Returns for Shareholders

CMCT

» Active and strategic portfolio management to maximize returns to shareholders

Active Portfolio Management

- Gross asset sales of ~$1,310 million (2015-2017)
- $152 million of office acquisitions (Q4 2017- Q3 2018)
- Exploring gross asset sales of $1 billion+ as part of the potential recapitalization (2018 or 2019)

Providing Liquidity to Shareholders[1]

Date	Liquidity
6/2016	$210 million tender offer @ $21.00/share
4/2017	$0.28 per share special cash dividend
6/2017	$1.98 per share special cash dividend
12/2017	$0.73 per share special cash dividend[2]
2018-2019	Exploring a potential recapitalization plan – net proceeds from asset sales and a portion of the Company's unrestricted cash balances are expected to be returned to common shareholders after debt repayment

Cumulative Return of Capital to Common Shareholders[1,3]



$10
$9
$8
$7
$6
$5
$4
$3
$2
$1
$0
$0.88
$1.75
$4.77
$8.36
$8.73
2014
2015
2016
2017
2018
Cumulative Return of Capital

1. In September 2016, June 2017 and December 2017, CMCT repurchased $80 million, $576 million and $310 million, respectively, of common shares in privately negotiated transactions from Urban Partners II, LLC. In connection with these share repurchases, CMCT paid the special cash dividends described in the table above that allowed the common stockholders that did not participate in the share repurchases to receive the economic benefit of such repurchases. Urban Partners II, LLC waived its right to receive these special cash dividends.
2. Dividend was declared in December 2017 and paid in January 2018.
3. CMCT is the product of a merger (the "Merger") between a subsidiary of CIM Urban REIT, LLC ("CIM REIT"), a fund operated by CIM, and PMC Commercial Trust, a publicly traded real estate investment trust, consummated in Q1 2014. Represents dividends declared on our common stock from January 1, 2014 through September 30, 2018. Excludes a special dividend paid to PMC Commercial Trust's shareholders in connection with the Merger, but includes 2014 dividends received by CIM REIT shareholders prior to the Merger and dividends on convertible preferred stock received by Urban Partners II, LLC, an affiliate of CIM REIT and CIM Group, L.P., on an as converted basis, in the Merger. The per share equivalent in proceeds from the tender offer is $2.15, calculated by dividing $210,000,000, the amount used by CMCT to purchase shares of common stock of CMCT in the tender offer, by 97,676,197, the number of shares of common stock outstanding immediately prior to such tender offer. The amounts of regular and special cash dividends per share are based on the number of shares outstanding as of the applicable record dates. Past performance is not indicative of future results.

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13

Assets Targeted For Sale 14 Represents gross monthly base rent, as of September 30, 2018, multiplied by twelve. The amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Annualized rent for certain office properties includes rent attributable to retail. As of September 30, 2018 Location Sub-Market Rentable Square Feet % Occupied Annualized Rent Per Occupied SF 1 Oakland, CA 1 Kaiser Plaza Lake Merritt 535,324 93.7% 41.51 $ 2101 Webster Street Lake Merritt 471,337 99.0% 41.45 1901 Harrison Street Lake Merritt 280,610 81.9% 45.25 1333 Broadway City Center 251,155 94.3% 42.16 2100 Franklin Street Lake Merritt 216,828 98.9% 41.82 2353 Webster Street Parking Garage Lake Merritt Lake Merritt N/A N/A N/A Total Oakland, CA 1,755,254 94.0% 42.13 San Francisco, CA 260 Townsend Street South of Market 66,682 100.0% 73.54 Total San Francisco, CA 66,682 100.0% 73.54 Washington, DC 999 N Capitol Street Capitol Hill 315,983 90.1% 46.80 899 N Capitol Street Capitol Hill 314,667 86.1% 52.87 830 1st Street Capitol Hill 247,337 100.0% 43.88 Total Washington, DC 877,987 91.5% 47.92 Total Assets Targeted For Sale 2,699,923 93.3% 44.83 $

Post-Potential Recap: Growth Focused in Gateway Markets

CMCT

As of September 30, 2018

Growth Focused Portfolio

Office

Location	Sub-Market	Rentable Square Feet	% Occupied		Annualized Rent Per Occupied SF[1]
San Francisco, CA					
1130 Howard Street	South of Market	21,194	100.0%	$	68.60
Los Angeles, CA					
11620 Wilshire Boulevard	West Los Angeles	194,629	95.5%		40.83
4750 Wilshire Boulevard	Mid-Wilshire	143,361	100.0%		26.92
9460 Wilshire Boulevard	Beverly Hills	93,622	94.9%		93.49
11600 Wilshire Boulevard	West Los Angeles	56,144	88.0%		51.94
Lindblade Media Center	West Los Angeles	32,428	100.0%		43.67
Austin, TX					
3601 S Congress Avenue	South	183,885	90.1%		34.44
TOTAL		725,263	94.7%	$	44.99

Hotel

Location	Sub-Market	Rooms	% Occupied[2]		RevPAR[3]
Sacramento, CA					
Sheraton Grand Hotel	Downtown/Midtown	503	82.9%	$	134.14

Ancillary

Location	Sub-Market	Rentable Square Feet (Retail)	Retail % Occupied		Annualized Rent (000s)[4]
Sacramento, CA					
Sheraton Grand Hotel Parking Garage & Retail	Downtown/Midtown	9,453	100.0%	$	2,943
Oakland, CA					
2 Kaiser Plaza	Lake Merritt	–	–		–
Washington, DC					
901 N Capitol Street	Capitol Hill	–	–		–

Attractive Potential Development Pipeline

Development

Location	Sub-Market	Potential Rentable SF	Product
Oakland, CA			
2 Kaiser Plaza	Lake Merritt	425,000-800,000	Office
Washington, DC			
901 N Capitol Street	Capitol Hill	270,000 / TBD	Office/Multifamily
Austin, TX			
3601 S Congress Avenue	South	42,000	Office
Sacramento, CA			
Sheraton Grand Hotel Parking Garage & Retail	Downtown/Midtown	N/A	Hotel

1. Represents gross monthly base rent, as of September 30, 2018, multiplied by twelve. The amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Annualized rent for certain office properties includes rent attributable to retail.
2. Represents trailing 9-month occupancy as of September 30, 2018, calculated as the number of occupied rooms divided by the number of available rooms.
3. Represents trailing 9-month RevPAR as of September 30, 2018, calculated by dividing the amount of room revenue by the number of available rooms.
4. Represents gross monthly contractual rent under parking and retail leases commenced as of September 30, 2018, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

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15

Post-Potential Recap: Growth Focused in Gateway Markets

CMCT

- Targeting same-store NOI CAGR of 4% - 6% through 2023[1]
- Excludes potential development opportunities in Oakland, Austin, Washington DC and Sacramento as well as anticipated accretive acquisitions

Five Year Same Store Growth Target


Same-Store Target NOI CAGR 4%-6%1
NOI
Mark-to-market and rent increase
Pro forma NOI2
2018
Pro forma2
2023

Illustrative NAV[3,4]

(Same-Store Target NOI CAGR of 4%-6%)[1,3]

EXCLUDES UPSIDE FROM DIVIDENDS, DEVELOPMENT & ANTICIPATED ACCRETIVE ACQUISITIONS


~$35
NAV Growth3
Estimated NAV3 / Common Share ~$23
~6.3% cap rate on 2018 NOI
6/30/18
Pro forma
2023

1. Based on cash and segment NOI. Excludes potential from existing development opportunities.
2. Represents pro forma cash and segment NOI following the potential recapitalization.
3. See "Important Disclosures" starting on page 25, and, in particular, "Net Asset Value."
4. The illustrative NAV per share at 2023 is based on a number of assumptions, including an increase in NOI at 5% per year, and using the anticipated capital structure of CMCT immediately following the potential recapitalization (which is different from CMCT's target capital structure, as discussed on page 17). Any changes in these assumptions will affect the ability of CMCT to achieve the illustrative NAV per share. There can be no guarantee that CMCT will be able to achieve NOI growth of 5% per year.

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16

Post-Potential Recap: Attractive, Flexible Capital Structure 17 Prudent and Flexible Target Capital Structure Pro Forma Capital Structure (at fair value) ($ in millions)1 As of June 30, 2018. Debt is taken at face value and excludes secured borrowings, SBA 7(a) loan-backed notes, deferred financing costs on our debt, and premiums and discounts on our debt; preferred stock is taken at redemption value; and common equity is reduced by the difference between the face value and the carrying value of our debt, deferred financing costs on our debt, and the difference between the redemption value and carrying value of preferred stock. See “Important Disclosures” starting on page 25 and, in particular, “CMCT Pro Forma Capital Structure and CMCT Pro Forma Portfolio.” Loans receivable, net represents loans receivable net of secured borrowings and SBA 7(a) loan-backed notes. Other net assets (liabilities) represents total other assets of CMCT net of other liabilities. Target capital structure of 45% common equity, 55% preferred equity debt - seeks to enhance common equity returns with low relative risk Anticipate no senior debt in place immediately following the potential recapitalization; plan to maintain long-term debt at minimal levels (other than with respect to debt incurred for working capital purposes or acquisitions of properties or investments that the Company intends to refinance with proceeds from the issuances of Preferred Stock or Common Stock) Common Equity , 45% Debt and Preferred Equity , 55% Real estate investments, fair value 591.9 $ Loans receivable, net 2 15.8 Proceeds from newly issued common shares acquired by certain CMCT officers and directors 10.8 Other net assets (liabilities) 3 (11.5) Total net assets 607.0 $ Junior subordinated notes, at face value 27.1 $ 4% Preferred stock, at redemption value 283.0 47% Common equity 296.9 49% Total liabilities and equity 607.0 $ 100%

Appendix

Resources & Expertise of Institutional Owner Operator CIM Group Co-Founders 19 Richard Ressler CIM Group Principal, CMCT Chairman of the Board Founder and President of Orchard Capital Corp., a firm through which Mr. Ressler oversees companies in which Orchard Capital or its affiliates invest Co-Founder and a Principal of CIM Group Chairman of the board of j2 Global, Inc. (NASDAQ: JCOM) and director of Presbia PLC (NASDAQ: LENS) Served as Chairman and CEO of JCOM from 1997 to 2000 Chairman of executive committee and co-founder of predecessor of Orchard First Source Asset Management, a full-service provider of capital and leveraged finance solutions to U.S. corporations Co-founded and served as Vice Chairman of Brooke Group Limited, the predecessor of Vector Group, Limited (NYSE: VGR) Previously worked at Drexel Burnham Lambert, Inc. and began his career as an attorney with Cravath, Swaine and Moore, LLP B.A. from Brown University, and J.D. and M.B.A. degrees from Columbia University Avi Shemesh CIM Group Principal and CMCT Board Member Shaul Kuba CIM Group Principal and CMCT Board Member Co-Founder and a Principal of CIM Group Responsible for the day-to-day operations of CIM Group, including leading the Development Group and sourcing new acquisitions Serves on CIM's Investment and Asset Management Committees Real asset owner and operator for over 25 years Previously was involved in a number of successful entrepreneurial real estate activities, including co-founding Dekel Development, which developed a variety of commercial and multifamily properties in Los Angeles Co-Founder and a Principal of CIM Group Responsible for responsible for investments, asset management, partner & co-investor relations and portfolio oversight Head of CIM’s Investments Group and serves on the firm’s Investment and Asset Management Committees Real asset owner and operator for over 25 years Previously was involved in a number of successful entrepreneurial real estate activities, including co-founding Dekel Development, which developed a variety of commercial and multifamily properties in Los Angeles

Resources & Expertise of Institutional Owner Operator

CMCT

CMCT Management



Charles Garner
CMCT Chief Executive Officer, CIM Group Principal

- CEO of CMCT and serves on CIM Group's Investment Committee
- Prior to joining CIM Group, worked closely with the firm in various capacities since 1996, including originating and managing Federal Realty Investment Trust's partnership with CIM Group
- Has been involved in billions of dollars of real estate transactions including the acquisition, joint venture investment, disposition and equity and debt financing of more than 100 properties
- Began career as a C.P.A. at PricewaterhouseCoopers and has held various transactional positions with Federal Realty, Walker & Dunlop and The Stout & Teague Companies
- B.S. degree in Management from Tulane University's A.B. Freeman School of Business



Jan Salit
CMCT President and Secretary

- Joined CMCT after merger of PMC Commercial Trust
- Previously was Chairman of the Board, CEO and Secretary of PMC Commercial Trust
- Prior to CEO role, held Chief Operating Officer and Chief Investment Officer roles with PMC Commercial Trust (joined predecessor firm in 1993)
- Prior to joining PMC Commercial Trust, held positions with Glenfed Financial Corporation (and its predecessor company ARMCO Financial Corporation) including Chief Financial Officer



David Thompson
CMCT Chief Financial Officer, CIM Group Principal

- Prior to joining CIM Group in 2009, spent 15 years with Hilton Hotels Corporation, most recently as Senior Vice President and Controller responsible for worldwide financial reporting, financial planning and analysis, risk management, internal control and technical accounting compliance
- Tenure at Hilton included both SEC compliance as a public company and reporting as a private equity portfolio company
- Began career as a C.P.A. at Arthur Andersen & Co.



Terry Wachsner
CIM Group Principal, Real Estate Services

- Prior to joining CIM Group in 2005, was Director of Asset Services for Continental Development Corporation
- Prior to Continental, was Executive Managing Director for Kennedy-Wilson Properties, Ltd. where he was responsible for the operations and leasing of a 75 million square foot national portfolio of office, retail, industrial, and apartment properties
- From 1980 to 1998, headed up Heitman Properties, Ltd. as President of Property Management

www.cimgroup.com | ©2018 CIM Group | CMCT CIM Commercial Trust Corporation 20

Community Focused Urban Real Assets Strategy1 Since 1994, CIM has qualified 114 communities in high barrier-to-entry markets and has owned and operated assets in 68 of those communities1. The qualification process generally takes between six months and five years and is a critical component of CIM’s urban asset evaluation. 21 CIM believes that its community qualification process provides it with a significant competitive advantage when making urban real asset acquisitions. Qualification Criteria Transitional Urban Districts Thriving Urban Areas Improving demographics Broad public support for CIM’s approach Evidence of private funding from other institutional owners and operators Underserved niches in the community’s real estate infrastructure Potential to deploy a minimum of $100 million of opportunistic equity within five years Positive demographic trends Public support for acquisitions Opportunities below intrinsic value Potential to deploy a minimum of $100 million of opportunistic equity within five years As of September 30, 2018. Note that multiple communities may be qualified within a larger city. CIM Group Qualified Communities

Recent CMCT Transactions 22 The examples below have been selected to generally illustrate CIM’s philosophy and may not be representative of future acquisitions. 1130 Howard Street 9460 Wilshire Boulevard Location Acquisition Date SoMa District of San Francisco, CA December 2017 Location Acquisition Date Key Attributes Beverly Hills, CA January 2018 High profile location in Beverly Hills at the corner of Wilshire Boulevard and Beverly Drive Adjacent to the Four Seasons Beverly Wilshire Hotel and Rodeo Drive Strong growth opportunity as below market rents roll to market Key Attributes Located in a vibrant neighborhood that CIM believes is the preferred location for many technology firms in the city 100% leased with weighted average remaining lease term of 5.5 years, as of September 2018 Former concrete warehouse extensively renovated in 2016-17 Other CIM Assets Other CIM Assets

Estimated Net Asset Value & NOI Forecast Reconciliation

CMCT

Estimated Net Asset Value[1]

(As of June 30, 2018)

($ in thousands, except for shares and per share amounts) (Unaudited)

	Estimated NAV	Estimated NAV Per share of common stock outstanding
Investments in real estate - at fair value	$1,820,807	
Loans receivable - at fair value	73,409	
Debt [2]	(645,653)	
Cash and other assets net of other liabilities	73,171	
Noncontrolling interests	(1,026)	
Redeemable Series A Preferred Stock	(49,059)	
Redeemable Series L Preferred Stock	(207,845)	
Estimated NAV available to common shareholders	**$1,063,804**	**$24.29**
Less adjustments [3]	(58,027)	
Estimated NAV available to common shareholders after adjustments	**$1,005,777**	**$22.97**
Shares of Common Stock outstanding		**43,795,073**

Twelve Months Ended December 31, 2018 (Forecast)

(in millions) (Unaudited)	**FY 2018**
Cash NOI from Properties Targeted for Sale	$64.9
Cash NOI from Remaining Assets	34.6
Properties' Cash NOI	99.5
Non-Cash Adjustments	4.6
Properties' Segment NOI	104.1
Lending Segment NOI	4.1
Segment NOI	108.2
Interest Expense	(27.9)
Asset Management and Other Fees, G&A, & Other Expenses	(28.1)
Depreciation and Amortization	(49.7)
Income Before Provision for Income Taxes	2.5
Provision for Income Taxes	(0.7)
Net Income	1.8
Net Income Attributable to Non-Controlling Interests	(0.0)
Net Income Attributable to the Company	1.8
Series A and L Preferred Dividends[4]	(15.4)
Net (Loss) Attributable to Common Stockholders	**($13.6)**

1. See "Net Asset Value" under "Important Disclosures" on page 25.
2. Excludes secured borrowings on government guaranteed loans, which are included with cash and other assets net of other liabilities.
3. Represents transaction costs expected to be incurred in connection with the potential recapitalization plan and other matters described herein, and the difference between the face value and the carrying value of CMCT's debt and the difference between the redemption value and carrying value of CMCT's redeemable preferred stock. See "Important Disclosures" starting on page 25 and, in particular, "CMCT Pro Forma Capital Structure and CMCT Pro Forma Portfolio."
4. Reflects ~308,000 shares of Series A Preferred Stock issued in Q3'18 and assumes that no shares will be issued in Q4'18.

www.cimgroup.com | ©2018 CIM Group | CMCT CIM Commercial Trust Corporation

23

Reconciliations and Important Disclosures

Important Disclosures 25 Assets Owned and Operated Assets Owned and Operated (AOO) represents the aggregate assets owned and operated by CIM on behalf of partners (including where CIM contributes alongside for its own account) and co-investors, whether or not CIM has discretion, in each case without duplication. AOO includes total gross assets at fair value, with real assets presented on the basis described in the Book Value disclosure and operating companies presented at gross assets less debt, as of June 30, 2018 (the “Report Date”) (including the shares of such assets owned by joint venture partners and co-investments), plus binding unfunded commitments. The only investment currently held by CIM REIT consists of shares of CMCT Common Stock; the Book Value of CIM REIT is determined by assuming the underlying assets of CMCT are liquidated based upon the third-party appraised value, which represents the assets’ third-party appraised value as of December 31, 2017 plus capital expenditures though June 30, 2018. CIM does not view the market price of CMCT’s publicly-traded Common Stock to be a meaningful indication of the fair value of CIM REIT’s interest in CMCT due to the fact that the publicly-traded shares of CMCT represent less than 5% of the outstanding shares of CMCT and are thinly-traded. AOO also includes the $0.3 billion of AOO attributable to CIM Compass Latin America (CCLA), which is 50% owned and jointly operated by CIM. AOO for CMMT Partners, L.P. (which represents assets under management), a perpetual-life real estate debt fund, is $0.5 billion as of the Report Date. Book Value for each investment generally represents the investment’s book value as reflected in the applicable fund’s unaudited financial statements as of the Report Date prepared in accordance with U.S. generally accepted accounting principles on a fair value basis. These book values generally represent the asset’s third-party appraised value as of the Report Date, but in the case of CIM’s Cole Net-Lease Asset strategy, book values generally represent undepreciated cost (as reflected in SEC-filed financial statements). Net Asset Value (NAV) represents the distributable amount based on a “hypothetical liquidation” assuming that on the date of determination that: (i) investments are sold at their Book Values; (ii) debts are paid and other assets are collected; and (iii) appropriate adjustments and/or allocations between equity partners are made in accordance with applicable documents, as determined in accordance with applicable accounting guidance. Net Asset Value Any estimated NAV contained herein shall not be treated as the “Applicable NAV” for purposes of CMCT’s Series A Preferred Stock offering. Neither the Financial Industry Regulatory Authority nor the Securities and Exchange Commission provides rules on the methodology we must use to determine our estimated NAV per share. The determination of estimated NAV involves a number of subjective assumptions, estimates and judgments that may not be accurate or complete. We believe there is no established practice among public REITs for calculating estimated NAV. Different firms using different property-specific, general real estate, capital markets, economic and other assumptions, estimates and judgments could derive an estimated NAV that is significantly different from our estimated NAV. Thus, other public REITs’ methodologies used to calculate estimated NAV may differ materially from ours. Additionally, the estimated NAV does not give effect to changes in value, investment activities, capital activities, indebtedness levels, and other various activities occurring after June 30, 2018 that would have an impact on our estimated NAV. The estimated NAV per share of Common Stock of $22.97 was calculated by reducing the estimated NAV per share of Common Stock, as of June 30, 2018, of $24.29, by transaction costs expected to be incurred in connection with the potential recapitalization, the potential exchange offer for shares of our Series L Preferred Stock, and the difference between the face value and the carrying value of our debt and the redemption value and carrying value of our redeemable preferred stock. The estimated NAV per share of Common Stock, as of June 30, 2018, of $24.29, was calculated relying in part on appraisals of our real estate assets and the assets of our lending segment. The table “Estimated Net Asset Value” on page 23 sets forth the material items included in the calculation of our estimated NAV. We engaged various third party appraisal firms to perform appraisals of our real estate assets and the assets of our lending segment as of December 31, 2017. Except for one office property acquired in December 2017 and one office property acquired in January 2018, which were based on the purchase price (including transaction costs that were capitalized and assumption of liabilities) negotiated with the unrelated third-party sellers, the fair values of our investments in real estate were based on appraisals obtained as of December 31, 2017, plus capex additions, at cost, incurred thereafter. The December 31, 2017 appraisals were performed in accordance with standards set forth by the American Institute of Certified Public Accountants. Each of our appraisals were prepared by personnel who are subject to and in compliance with the code of professional ethics and the standards of professional conduct set forth by the certification programs of the professional appraisal organizations of which they are members. The fair values of the assets of our lending segment were based on an appraisal obtained as of December 31, 2017 plus loan activity at cost incurred thereafter.

Important Disclosures 26 CMCT Pro Forma Capital Structure and CMCT Pro Forma Portfolio The following assumptions were used: Targeted Sales of Properties. CMCT is actively exploring the potential sale (the “Potential Sale”) of a portfolio of properties, including five office properties and a parking garage in Oakland, California, three office properties in Washington DC, and one office property in San Francisco, California. In connection with the Potential Sale, the assets and liabilities associated with the Potential Sale, with the exception of property-level cash, which is assumed to be retained by CMCT, and property level restricted cash, which is assumed to be converted to unrestricted cash upon sale and retained by CMCT, were eliminated for purposes of the pro forma capital structure. These adjustments also include the net cash proceeds assumed to be received upon the closing of the Potential Sale. The net cash proceeds assumed to be received upon the closing of the properties to potentially be sold, as determined by third-party appraisal firms as of December 31, 2017, and deducting (1) any related mortgage debt on the properties (assumed to be assumed by the respective buyer(s)), (2) costs, based on the applicable loan agreements, that would be incurred to transfer the related mortgage debt to the buyers, and (3) estimated selling expenses, which were estimated based on expected broker fees, transfer taxes applicable to the location of the properties, and expenses expected to be incurred in connection with the Potential Sale. As no letters of intent or purchase and sale agreements have been executed, actual proceeds from the Potential Sale could differ materially from those assumed herein. The Maryland General Corporation Law (the “MGCL”) may require holders of CMCT Common Stock to approve the Potential Sale prior to its consummation. Potential Repayment of Certain Indebtedness. If the Potential Sale occurs, CMCT intends to use a portion of the net proceeds from the Potential Sale to repay any balances then outstanding on its revolving credit facility (the “Potential Repayment of Revolving Credit Facility”). If the Potential Repayment of Revolving Credit Facility occurs, CMCT will terminate three interest rate swaps. In connection with the Potential Repayment of Revolving Credit Facility, certain deferred financing costs and related accumulated amortization and the interest rate swaps would be eliminated, and cash received in connection with the Potential Sale would be reduced by the cash used in connection with the Potential Repayment of Revolving Credit Facility, less cash assumed to be received in connection with the termination of the interest rate swaps. Return of Capital to Holders of Common Stock. The net proceeds from the Potential Sale remaining following the Potential Repayment of Revolving Credit Facility, as well as a portion of CMCT’s unrestricted cash balances, would be used to return capital to holders of CMCT Common Stock (the “Potential Return of Capital Event”) at prices approximating the NAV per share of Common Stock after certain adjustments, in one or more transactions, which may take the form of a special dividend, private repurchase or tender offer. The estimated number of shares to be repurchased, canceled and retired of 31,345,233 was determined by assuming proceeds from the Potential Return of Capital Event of $720,000,000 divided by an estimated NAV per share of CMCT’s Common Stock of $22.97 (the “June 30, 2018 Purchase Price”), which was calculated by reducing the estimated NAV per share of CMCT Common Stock, as of June 30, 2018, of $24.29 by transaction costs expected to be incurred in connection with the Potential Sale as described above, the Potential Return of Capital Event, an exchange offer (the “Exchange Offer”) involving shares of CMCT’s Series L Preferred Stock for shares of either CMCT’s Common Stock or newly issued series of CMCT’s Preferred Stock, and the difference between the face value and the carrying value of CMCT’s debt and the difference between the redemption value and face value of CMCT’s redeemable preferred stock. Estimated fees and expenses associated with the Potential Return of Capital Event were based on the actual fees and expenses incurred in similar transactions previously consummated by CMCT. To the extent the actual sales proceeds from the Potential Sale differ from the estimated sales proceeds used, or the size of the Potential Return of Capital Event differs from that used herein, the magnitude of any Potential Return of Capital Event and the number of shares bought back may differ materially from the assumptions used herein. Potential CIM Investment. Certain directors and officers of CMCT have expressed a willingness to reinvest their pro rata share of all net proceeds received in connection with the Potential Return of Capital Event. The amount of such potential investment will primarily depend on the actual size of the Potential Return of Capital Event described above and may take the form of open market purchases or purchases of newly issued shares of CMCT Common Stock. For purposes of the pro forma capital structure, we assumed the reinvestment would be entirely in the form of purchases of newly issued shares of Common Stock. The purchase price of each share of Common Stock is assumed to be the June 30, 2018 Purchase Price, as described above. CIM REIT Liquidation. CIM REIT beneficially owns approximately 95% of CMCT’s outstanding Common Stock. CMCT has been informed that, if the Potential Sale and Potential Return of Capital Event occur, CIM Group intends to liquidate CIM REIT by distributing to its members, consisting of 27 institutional investors, all remaining shares of CMCT Common Stock then held by CIM REIT. The CMCT Pro Forma Capital Structure does not reflect the impact of any exchange offers with respect to any Preferred Stock, except for a reduction in cash for certain estimated transaction costs we expect to incur in connection with such exchange offers.